EXHIBIT 10.10

Advisory Board Agreement

This agreement (the "Agreement") is made effective as of [_______] 2024 by GenFlat Holdings, Inc., a Delaware corporation (the "Company"), and [____________] (the "Advisor"). This Agreement supersedes any prior agreements between the Company and Advisor relating to the subject matter hereof, and any such agreements are null and void.

WHEREAS, the Company's Board of Directors (the "Board") and executive management team (“Management”) desires to obtain the advice and counsel of the Advisor regarding the Company's actual or potential business oportunities.

WHEREAS, the Board would like to engage the Advisor as an independent contractor to act as an Advisor to the Board and Management, and the Advisor is willing to provide advice and services to the Board and Management on the terms and conditions set forth in this Agreement.

WHEREAS, the Company has spent significant time, effort and money to develop certain Confidential Information (as defined herein) which the Company considers vital to its business and goodwill.

WHEREAS, the Company wishes to protect and preserve the confidentiality of such Confidential Information and protect it from misuse.

WHEREAS, the Company does not desire to receive from the Advisor any information which is confidential to, or the ownership of which resides in, a third party, whether acquired prior to or subsequent to the Advisor's engagement under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Service as an Advisor. The Advisor shall serve as an Advisor to the members of the Board and Management on a non-exclusive basis for the term of this Agreement. The Advisor shall perform services hereunder as an independent contractor and not as an employee, agent, joint venture or partner of the Company. The Advisor shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Board. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.

2. Duties. During the term of this Agreement, the Advisor will provide advice and counsel to the members of the Board and Management as may be requested from time to time, including by rendering the services described on Schedule 1 to this Agreement to the Board and Management. The Advisor will report directly to the members of Management, unless otherwise expressly directed by the members of the Board.

3. Term. This Agreement shall have a term of [___] months, provided that either party may terminate the Agreement at any time, with or without reason, by 30 days written notice to the other, and provided further that the provisions of Section 4.2, Section 6, Section 7 and Section 9.2 shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, pro rata fees and unpaid expenses through the termination date shall be paid to the Advisor promptly thereafter.

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4. Compensation.

4.1 As compensation for the Advisor's services under this Agreement, the Company shall pay to the Advisor the compensation described on Schedule 2 to this Agreement.

4.2 The Advisor agrees to pay all federal, state and local taxes applicable to any compensation paid to the Advisor pursuant to this Agreement. The terms and provisions of this Section 4.2 shall survive termination or expiration of this Agreement.

5. Expenses. The Company agrees to reimburse the Advisor promptly for reasonable out-of-pocket expenses incurred in connection with the Advisor's services, provided that any single expense item in excess of $50 or monthly expense in excess of $500 in the aggregate shall require pre-approval by the Company, and the Advisor shall provide appropriate documentation of all expenses pursuant to applicable Company policy.

6. Indemnification. In the performance of services under this Agreement, the Advisor shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of willful misconduct. The Company agrees to indemnify and hold the Advisor harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Advisor may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by the Advisor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Advisor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Advisor's willful misconduct or fraud, or material breach this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7. Confidential Information; Developments; Non-Solicitation.

7.1 As used in this Agreement, "Confidential Information" means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Advisor, or discovered by the Advisor through any means, including observation, including, but not limited to, information about the Company's employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; processes and methods, operating technique, practice, course of dealing, plan or strategy, sources of supply, customer lists and markets; sales, profits, pricing, other financial data and know-how; financial projections, business plans, marketing plans, marketing materials, logos and designs; personnel statistics; research; computer hardware and software; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, inventions, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Advisor. "Confidential Information" shall not include:

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(a) information that is publicly available as of the date of this Agreement; or

(b) information that subsequently becomes publicly available or generally known in the industry through no fault of the Advisor, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2 The Advisor shall retain all Confidential Information in trust for the sole benefit of the Company, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Advisor shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Advisor's services under this Agreement. Advisor agrees to employ commercially reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure, but at a minimum to the same extent as the Advisor protects the Advisor's own confidential information. Upon expiration or termination of this Agreement and upon the Company's request during the term of this Agreement, the Advisor shall promptly return any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof, or destroy such Confidential Information and certify in writing to the Company that it has been destroyed.

7.3 The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Advisor or jointly with others in the course of the Advisor's performance of services under this Agreement or using the Company's Confidential Information (collectively, "Developments"). The Advisor agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Advisor hereby assigns to the Company or its designee all of the Advisor's right, title and interest in and to any and all Developments. The Advisor agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Advisor shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Advisor hereby irrevocably designates and appoints each officer of the Company as the Advisor's agent and attorney-in-fact to execute any such documents on the Advisor's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 7.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Advisor's own time, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Advisor for the Company.

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7.4 The Advisor acknowledges that the Company competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve the Company's business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree the Company shall have the right to immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 7, without security or bond, in addition to any other remedies that may be available to the Company at law or in equity. The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

7.5 As additional protection for Confidential Information, Advisor agrees that during the period over which it is providing services under this Agreement, and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

8. Publicity. The Company shall, with prior written approval by the Advisor, have the right to use the name, biography and picture of the Advisor on the Company's website, marketing and advertising materials.

9. Other Relationships.

9.1 During the term of this Agreement, the Advisor shall provide the Company with prior written notice if the Advisor intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. It is understood that, in such event, the Company will review whether the Advisor's activities are consistent with the Advisor remaining an Advisor to the Company.

9.2 During the period that is 18 months after the expiration or termination of this Agreement, the Advisor shall provide the Company with written notice any time that the Advisor provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company. This Section 9.2 shall survive termination or expiration of this Agreement.

9.3 Notwithstanding anything to the contrary contained herein, the Company is aware and hereby consents to the Advisor providing services, as an employee, consultant or otherwise, to the following companies: [_______, _________, _______].

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10. No Conflicts. The Advisor represents and warrants to the Company that the Advisor is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound.

11. Notices. Notices are to be delivered in writing, in the case of the Company, to 1983 N Berra Blvd, Tooele, UT 84074, Attention: CEO, and in the case of the Advisor, to [______________], or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail.

12. Parties in Interest. This Agreement is made solely for the benefit of the Advisor and the Company, its shareholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

13. Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

14. Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in Davidson County, Tennessee.

15. Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Advisor.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENFLAT HOLDINGS, INC.

By: _____________________ Name: Drew D. Hall Title: CEO

[______________________]
_____________________ Name: Address:______________ _____________________ _____________________

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SCHEDULE 1

DUTIES

As an Advisory Board member, you shall:

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Attend and participate in up to [____] in-person meetings per year. Your attendance at any Board meeting shall be at the Board's invitation only. If you are invited to attend a Board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the Board.

•	Participate in up to [____] scheduled advisory calls or meetings with members of the Board or Management.

•	Be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board or Management on as as-needed basis.

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Should the need arise, study and review the business, operations and historical financial performance of the Company and its acquisition targets so as to be able to properly advise members of the Board or Management.

•	[____________________________________________]

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SCHEDULE 2

COMPENSATION

In consideration for the Advisor’s services to be rendered under Advisory Board Agreement for the period from [_________] through [_________], the Company shall issue the Advisor named below the following compensation:

a.

Cash Compensation. While serving as an Advisor, you will receive $5,000 annually, payable on June 30th of each year you are an acting Advisor. You will also be reimbursed for any reasonable, pre-approved out-of-pocket expenses incurred in connection with serving on the Advisory Committee in accordance with this Agreement and Company policy.

b.

Equity Compensation. Subject to Board approval, you will receive non-qualified stock options (the “Options”) to purchase up to 100,000 shares of Company stock. The Options will have an exercise price of $6.00 per share and will vest as follows: 1) Fifty thousand (50,000) options will vest immediately; 2) Twenty-five thousand (25,000) options on the first anniversary of this Agreement, and 3) Twenty-five thousand (25,000) options on the second anniversary of this Agreement, in all cases subject to continued Advisory Committee service as of such vesting dates and pursuant to the Company’s standard Non-Qualified Stock Option Award Agreement. Vested stock options must be exercised within ten (10) years of the grant date.

The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on the Advisor's behalf. However, the Company may file informational returns with the appropriate federal and state agencies regarding such payments. The Advisor is solely responsible for the payment of all taxes and contributions on the Advisor's behalf.

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